EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE
Investor Relations Contacts:
Chuck Coppa, CFO
American Power Group Corporation
781-224-2411
ccoppa@americanpowergroupinc.com
Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports Second Quarter Fiscal 2017 Results

-Oil and Gas Stationary DF Conversions Drive Highest Overall Quarterly Revenue in 2.5 Years-

Lynnfield, MA –May 15, 2017 – American Power Group Corporation (OTCQB: APGI), today announced results for the three months ended March 31, 2017.

Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “We are pleased to report our fiscal second quarter revenue was 83% higher than the prior year at $1.1 million. A major contributor to the second quarter has been the positive industry reception of APG’s S4000 Stationary Turbocharged® Natural Gas system with its new Variable Fuel Management (“VFM”) upgrade which was selected by an existing prominent and innovative contract drilling customer to become a standard option on their next generation of drill rigs. The VFM software upgrade allows oil and gas drillers to adjust their specific site’s dual fuel mapping calibrations to optimize performance for four different natural gas compositions including CNG, LNG, and two BTU levels of field gas. S4000 customers are experiencing up to a 10% improved diesel displacement rate which substantially improves their payback period even with today’s continued volatile oil prices.”

Mr. Jensen added, “Our next wave of revenue growth is expected to come from our international marketing investments in Mexico and Latin America. In January 2017, the Mexican government eliminated certain fuel subsidies for diesel and gasoline resulting in a 15% - 20% increase in diesel fuel prices generating a favorable price spread. In addition, the Mexican Environmental Authority began announcing mandated cutbacks in daily fleet deliveries to smog-laden cities for fleets that have not met the new regulations to reduce diesel-related emissions. If a fleet does not comply, their daily deliveries within certain populous areas could be cut back by up to 20% due to reduced operating hours for noncompliant engines. Mexican officials report a multi-billion dollar investment is being made in expanding the natural gas pipeline infrastructure and adding hundreds of natural gas fueling stations in the next few years. These factors are generating multiple opportunities for APG’s EPA approved and CARB Certified dual fuel engines which have been accepted by Mexican authorities as a compliant emission reduction solution. APG has been very active this past year with multiple Mexican fleet evaluation programs being completed and we expect a steady ramp of new orders occurring during the balance of 2017 and beyond.”

Mr. Jensen concluded, “Despite the persistent tight price spread between diesel and natural gas which continues to impact our U.S. on-road market, we are encouraged by the level of market leadership recognition we have generated over the years which is providing additional international, mining, marine, and governmental sustainability dual fuel opportunities that will broaden APG’s product line and help meet our profitability and cash flow objectives.”

American Power Group Corporation Press Release
May 15, 2017	Page 2

Conference Call

Please join us today at 10:00 AM Eastern to discuss the results for the three months ended March 31, 2017. To participate, please call 1-877-548-7901 and ask for the American Power Group call using passcode 8237040. A replay of the conference call can be accessed until 11:50 PM on May 31, 2017 by calling 1-888-203-1112 and entering pass code 8237040.

Three Months ended March 31, 2017 Compared to the Three Months ended March 31, 2016

Net sales for the three months ended March 31, 2017 increased $504,000 or 83 percent to $1,113,000 as compared to net sales of $609,000 for the three months ended March 31, 2016. The increase was primarily related to higher domestic stationary revenue due an increase in the number of oil and gas drilling rigs in operation as oil prices recovered from their lows in early 2016 and operators continue to seek ways to lower operating costs which our dual fuel technology does. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world, the price of oil in the U.S. has dropped to the $45 to $55 per barrel range from almost $100 per barrel over two years ago, which has resulted in a decrease in diesel prices during the past two fiscal years and caused the price spread between diesel prices and natural gas to tighten. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the decrease in oil/diesel pricing has resulted in delays in the timing of dealer restocking orders and the implementation schedules of existing and prospective customers, especially for vehicular conversion orders.

North American stationary revenues for the three months ended March 31, 2017 were $1,109,000 which was $1,031,000 or 1312 percent higher compared to revenue of $78,000 for the three months ended March 31, 2016. The increase was primarily due to the increase in active drilling rigs in the oil and gas industry.

Domestic vehicular revenues for the three months ended March 31, 2017 decreased $473,000 or 99 percent to $4,000 as compared to revenues of $477,000 for the three months ended March 31, 2016. The decrease was attributable to decreases in follow-on fleet sales for the quarter. International vehicular revenues for the three months ended March 31, 2017 decreased $53,000 to $0 as compared to revenues of $53,000 for the three months ended March 31, 2016.

Revenue from our NGL Services division was $0 for the three months ended March 31, 2017 and 2016.

During the three months ended March 31, 2017 our gross profit was $99,000 or 9 percent of net sales as compared to a gross loss of $316,000 or 52 percent of net sales for the three months ended March 31, 2016. The increase in gross profit was primarily due to an increase in revenue which covered fixed overhead costs. This increase in gross profit was offset by approximately $92,000 of costs relating to our NGL Services division which had no revenue during the quarter.

Selling, general and administrative expenses for the three months ended March 31, 2017 increased $310,000 or 31 percent to $1,296,000 as compared to $986,000 for the three months ended March 31, 2016. The increase is primarily due to higher sales and marketing expenses associated with increased headcount relating to our NGL services division and international and domestic vehicular sales teams.

During the three months ended March 31, 2017 the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $249 as compared to $7,000 during the three months ended March 31, 2016.

During the three months ended March 31, 2017, interest and financing expense increased $122,000 or 67 percent to $304,000 as compared to $182,000 for the three months ended March 31, 2016, due to increased borrowings and interest expenses associated with our NGL Services division.

Our net loss for the three months ended March 31, 2017 decreased $27,000 or 2 percent to a net loss of $1,460,000 or $(0.02) per basic share as compared to a net loss of $1,487,000 or $(0.02) per basic share for the three months ended March 31, 2016. The calculation of net income per share available for Common shareholders for the three months ended March 31, 2017 reflects the inclusion of quarterly Convertible Preferred Stock dividends of $351,000 as compared to 335,000 for the three months ended March 31, 2016.

American Power Group Corporation Press Release
May 15, 2017	Page 3

Six Months ended March 31, 2017 Compared to the Six Months ended March 31, 2016

Net sales for the six months ended March 31, 2017 increased $444,000 or 40 percent to $1,547,000 as compared to net sales of $1,103,000 for the six months ended March 31, 2016. The increase was primarily related to increased domestic stationary revenue due an increase in the number of oil and gas drilling rigs in operation as oil prices recovered from their lows in early 2016 and operators continue to seek ways to lower operating costs which our dual fuel technology does. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world, the price of oil in the U.S. has dropped to the $45 to $55 per barrel range from almost $100 per barrel over two years ago, which has resulted in a decrease in diesel prices during the past two fiscal years and caused the price spread between diesel prices and natural gas to tighten. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the decrease in oil/diesel pricing has resulted in delays in the timing of dealer restocking orders and the implementation schedules of existing and prospective customers, especially for vehicular conversion orders.

North American stationary revenues for the six months ended March 31, 2017 were $1,379,000 which was $1,018,000 or 281 percent higher as compared to revenue of $361,000 for the six months ended March 31, 2016. The increase was primarily due to the increase in active drilling rigs in the oil and gas industry.

Domestic vehicular revenues for the six months ended March 31, 2017 decreased $493,000 or 87 percent to $76,000 as compared to revenues of $569,000 for the six months ended March 31, 2016. The decrease was attributable to a decrease in new and follow-on fleet sales for the six months. International vehicular revenues for the six months ended March 31, 2017 decreased $50,000 or 35 percent to $92,000 as compared to revenues of $143,000 for the six months ended March 31, 2016.

Revenues from the NGL Services division were zero for the six months ended March 31, 2017 and $30,000 for the six months ended March 31, 2016.

During the six months ended March 31, 2017 our gross loss was $145,000 or 9 percent of net sales as compared to a gross loss of $608,000 or 55 percent of net sales for the six months ended March 31, 2016. The decrease in gross loss was primarily due to an increase in sales with relatively consistent fixed overhead costs and approximately $172,000 relating to our NGL Services division which had no revenue during the six months ending March 31, 2017.

Selling, general and administrative expenses for the six months ended March 31, 2017 increased $369,000 or 19 percent to $2,360,000 as compared to $1,991,000 for the six months ended March 31, 2016. The increase is primarily due to higher sales and marketing expenses associated with increased headcount relating to our NGL services division and international and domestic vehicular sales teams.

During the six months ended March 31, 2017 the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $32,000 as compared to $201,000 during the six months ended March 31, 2016.

During the six months ended March 31, 2017, interest and financing expense increased $170,000 or 44 percent to $555,000 as compared to $385,000 for the six months ended March 31, 2016 due to increased borrowings and interest expense for our Trident NGL Services division. In addition, during the six months ended March 31, 2016, we recorded additional non-cash financing expense of $1,557,000 resulting from the recognition of the discount upon conversion of the contingent convertible promissory notes.

Our net loss for the six months ended March 31, 2017 decreased $1,410,000 or 32 percent to a net loss of $2,942,000 or $(0.04) per basic share as compared to a net loss of $4,352,000 or $(0.08) per basic share for the six months ended March 31, 2016. The calculation of net loss per share available to Common shareholders for the six months ended March 31, 2017 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $690,000. The calculation of net income per share available for Common shareholders for the six months ended March 31, 2016 reflects the inclusion of quarterly Convertible Preferred Stock dividends of $620,000 and the Series D beneficial conversion feature of $1,257,000.

American Power Group Corporation Press Release
May 15, 2017	Page 4

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016

Net sales	$1,113,000	$609,000	$1,547,000	$1,103,000
Cost of sales	1,014,000	925,000	1,692,000	1,711,000
Gross profit (loss)	99,000	(316,000)	(145,000)	(608,000)
Selling, general and administrative	1,296,000	986,000	2,360,000	1,991,000
Operating loss from continuing operations	(1,197,000)	(1,302,000)	(2,505,000)	(2,599,000)
Other income (expense):
Interest and financing expense	(304,000)	(182,000)	(555,000)	(385,000)
Discount on contingent convertible debt (warrants)	-	-	-	(907,000)
Discount on contingent convertible debt (beneficial conversion feature)	-	-	-	(650,000)
Revaluation of warrants	-	7,000	32,000	201,000
Other, net	41,000	(10,000)	86,000	(12,000)
Other (expense) income, net	(263,000)	(185,000)	(437,000)	(1,753,000)
Net loss	(1,460,000)	(1,487,000)	(2,942,000)	(4,352,000)
10% Convertible Preferred dividends	(351,000)	(335,000)	(690,000)	(620,000)
Series D, Convertible Preferred stockbeneficial conversion feature	-	(1,257,000)	-	(1,257,000)
Net (loss) income available to Common shareholders	$(1,811,000)	$(3,079,000)	$(3,632,000)	$(6,229,000)

Net loss per share – basic and diluted	$(0.02)	$(0.02)	$(0.04)	$(0.08)
Net loss per Common share – 10% Preferred dividend	(0.01)	(0.01)	(0.01)	(0.01)
Net loss per Common share – Series d, 10% Convertible Preferred Stock beneficial conversion feature	-	(0.02)	-	(0.02)
Net loss attributable to Common Stockholders per share, basic and diluted	$(0.03)	$(0.05)	$(0.05)	$(0.11)

Weighted average shares outstanding: Basic and diluted	77,936,000	57,628,000	76,493,000	56,477,000

Condensed Consolidated Balance Sheet Data

	March 31, 2017	September 30, 2016
Assets
Current assets	$2,952,000	$1,890,000
Property, plant and equipment, net	3,604,000	3,790,000
Other assets	3,775,000	4,113,000
	$10,331,000	$9,793,000
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$6,247,000	$3,020,000
Notes payable, net of current portion	2,087,000	2,153,000
Warrant liability	5,000	37,000
Notes payable, related parties, non-current	2,830,000	2,741,000
Obligations due under lease settlement, net of current portion	149,000	212,000
Stockholders’ (deficit) equity	(987,000)	1,630,000
	$10,331,000	$9,793,000

American Power Group Corporation Press Release
May 15, 2017	Page 5

About American Power Group Corporation

American Power Group’s subsidiary, American Power Group, Inc. provides cost effective products and services that promote the economic and environmental benefits of our alternative fuel and emission reduction technologies. Our patented Turbocharged Natural Gas® Dual Fuel Conversion Technology is a unique non-invasive software driven solution that converts existing vehicular and stationary diesel engines to run concurrently on diesel and various forms of natural gas including compressed natural gas, liquefied natural gas, conditioned well-head/ditch gas or bio-methane gas with the flexibility to return to 100% diesel fuel operation at any time. Depending on the fuel source and operating profile, our EPA and CARB approved dual fuel conversions seamlessly displace 45% - 65% of diesel fuel with cleaner burning natural gas resulting in measurable reductions in nitrogen oxides (NOx) and other diesel-related emissions. Through our Flare Gas Capture and Recovery Technology, we provide oil and gas producers a flare capture service solution for associated gases produced at their remote and stranded well sites. These producers are under tightening regulatory pressure to capture and liquefy the flared gases at their remote and stranded well sites or face significant oil output reductions. With our proprietary Fueled by Flare™ process technology we can convert these captured gases into natural gas liquids (“NGL”) which can be sold as heating fluids, emulsifiers, or be further processed by refiners. In addition, we anticipate our next generation NGL processing systems will have the capability to convert the residual flared methane into pipeline quality natural gas that can be sold for a variety of dedicated and dual fuel vehicular, stationary, industrial and household uses. See additional information at: www. americanpowergroupinc.com

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that, our dual fuel conversion business has lost money in the last seven consecutive fiscal years and our flare gas capture and recovery business has yet to generate measurable revenues, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2016 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

American Power Group Corporation Press Release
May 15, 2017	Page 6